Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Deb Weyker, Vice President Marketing

Phone: (920) 652-3274

dweyker@bankfirstwi.bank

Company Release – 11/20/2019

Bank First Signs Definitive Agreement to Acquire Timberwood Bank

Highlights of the Announced Transaction

▪	Brings together two strong organizations focused on relationship banking with a shared commitment to the communities they serve
▪	Strengthens Bank First’s market share in Monroe County
▪	Benefits Timberwood Bank customers with enhanced products and services
▪	Timberwood Bank’s SBA Preferred Lender status enhances the expertise in commercial lending
▪	Preserves community banking through continued support of local causes benefitting the local economy
▪	Provides greater access to capital to finance additional business growth in Tomah

MANITOWOC, Wis. and TOMAH, Wis., November 20, 2019 /PRNewswire/ -- Bank First Corporation (Nasdaq: BFC) (“Bank First”), the holding company of Bank First, N.A., announced today the signing of an Agreement and Plan of Merger (the “Agreement”) with Tomah Bancshares, Inc. (“Timberwood Bank”), parent company of Timberwood Bank, a Wisconsin state-chartered bank, under which Timberwood Bank will merge into Bank First in an all-stock transaction.

Under the terms of the Agreement, each Timberwood Bank shareholder will receive 5.1445 shares of BFC common stock for each share of Timberwood Bank common stock they own, subject to adjustment in the event that the per share valuations of BFC common stock exceeds or falls below upper or lower bounds, respectively, as defined within the Agreement. The aggregate consideration was originally modeled at approximately $32.6 million but will fluctuate based on the per share valuation of Bank First common stock on the closing date, as defined within the Agreement.

As of September 30, 2019, Timberwood Bank had approximately $193 million in consolidated assets, $127 million in net loans, $155 million in consolidated deposits and $20 million in consolidated shareholders’ equity. Based on the financial results as of September 30, 2019, the combined company will have total assets of approximately $2.4 billion, net loans of approximately $1.8 billion and deposits of approximately $2.0 billion.

The Agreement has been approved by the Boards of Directors of Bank First and Timberwood Bank. The closing of the transaction, which is anticipated to take place in the spring of 2020, is subject to customary conditions, including regulatory approval and approval by Timberwood Bank shareholders.

When combined, the proposed merger will help strengthen both banks and improve Bank First’s presence in Monroe County and the surrounding areas.

DEPOSITS - Tomah branch
Bank First	$71,429,813.00
Timberwood	$156,217,411.00
COMBINED:	$227,647,224.00

LOANS - Tomah branch
Bank First	$42,508,173.00
Timberwood	$126,927,951.00
COMBINED:	$169,436,124.00

*as of 9/30/2019

“The announcement today reinforces our strategic initiative of providing relationship-based community banking throughout the State of Wisconsin,” stated Mike Molepske, President and Chief Executive Officer of Bank First. “We are thrilled for the opportunity to deliver the latest banking technologies to more families, businesses, and non-profit organizations in the Tomah area while staying true to our core principles of community banking. Bank First’s ownership of UFS, LLC, a company that provides data and technology services to 60 Midwest banks, gives us the opportunity to access the latest advancements in banking technology at a faster rate than its peers. This allows the Bank to provide an enhanced suite of products and services while remaining nimble and responsive to customer needs at the local level.”

“We look forward to working together to maintain our tradition of community banking in the Tomah area,” stated Kevin Ravenscroft, President and Chief Executive Officer of Timberwood Bank. “Bank First has a long, rich history of community involvement and relationship-based banking, dating back to 1894. Their approach to banking coincides with our core principle of treating customers like friends and neighbors. This partnership not only strengthens our team, but also provides an enhanced suite of products to our customers.”

Sandler O'Neill + Partners, L.P. served as financial advisor to Bank First and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel. Vining Sparks IBG, LP served as financial advisor to Timberwood Bank and Godfrey & Kahn S.C. served as legal counsel.

Bank First Corporation

Bank First Corporation is a bank holding company headquartered in Manitowoc, Wisconsin with total assets of approximately $2.2 billion. Its principal activity is the ownership and operation of Bank First, a nationally-chartered community bank that operates 23 branches in Wisconsin. The bank’s history dates back to 1894 when it was founded as the Bank of Manitowoc. For more information on Bank First, please visit www.bankfirstwi.bank.

Tomah Bancshares, Inc.

Tomah Bancshares, Inc., is a bank holding company headquartered in Tomah, Wisconsin with total assets of $193 million. Its principal activity is the ownership and operation of Timberwood Bank, a community bank that operates one branch in Tomah, Wisconsin. For more information on Timberwood, please visit www.timberwoodbanks.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the merger, the expected returns and other benefits of the merger, to shareholders, expected improvement in operating efficiency resulting from the merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the merger on Bank First’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized, (2) disruption from the merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement, (4) the risk of successful integration of Timberwood’s business into Bank First, (5) the failure to obtain the necessary approval by the shareholders of Timberwood, (6) the amount of the costs, fees, expenses and charges related to the merger, (7) the ability by Bank First to obtain required governmental approvals of the merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the merger, (9) the failure of the closing conditions in the Agreement to be satisfied, or any unexpected delay in closing of the merger, (10) the risk that the integration of Timberwood’s operations into the operations of Bank First will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by Bank First’s issuance of additional shares of its common stock in the merger transaction, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Bank First’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2019, and other documents subsequently filed by Bank First with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither Bank First nor Timberwood undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this news release or any related documents, Bank First and Timberwood claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Bank First will file with SEC a registration statement on Form S-4 that will include a proxy statement of Timberwood and a prospectus of Bank First, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BANK FIRST, TIMBERWOOD AND THE PROPOSED MERGER. The proxy statement/prospectus will be sent to the shareholders of Timberwood seeking the required shareholder approval. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by Bank First through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by Bank First will also be available free of charge by directing a written request to Bank First Corporation, P.O. Box 10, Manitowoc, Wisconsin 54221-0010, Attn: Kelly Dvorak. Bank First’s telephone number is (920) 652-3100.

Participants in the Transaction

Bank First, Timberwood and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Timberwood in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about Bank First and its directors and officers may be found in Bank First’s proxy statement filed with the SEC on April 15, 2019.

Contacts

For Bank First: Mike Molepske, CEO, at mmolepske@bankfirstwi.bank or (920) 652-3202

For Timberwood: Kevin Ravenscroft, CEO, at kravenscroft@timberwoodbanks.com or (608) 372-2265

BANK FIRST LOCATIONS: